As filed with the Securities and Exchange Commission on February 11 , 2013

Registration No. 333-185571

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO THE

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       SW China Imports, Inc.

 (Exact name of registrant as specified in its charter)

                                          Nevada

 (State or other jurisdiction of incorporation or organization)

                                            5190

 (Primary Standard Industrial Classification Code Number)

                                       45-0704149

 (I.R.S. Employer Identification Number)

           15800 Crabbs Branch Way, Ste. 310, Rockville, MD  20855; Tel: (240) 477-7738, Fax: (240) 715-9116

 (Address, including zip code, and telephone number, including are code, of registrant’s principal executive offices)

                    15800 Crabbs Branch Way, Ste. 310, Rockville, MD  20855; Tel: (240) 477-7738

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Taurus Financial Partners, LLC, c/o The Mailbox #5241, P. O. Box 523882, Miami, FL  33152-3882

Tel: (512) 772-1542; Fax: (512) 772-1569 and (949) 607-4052

                  As soon as practicable after the effective date of this registration statement

 (Approximate date of commencement of the proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ☐                                                                                                        Accelerated Filer    ☐

Non-Accelerated Filer   ☐  (Do not check if a smaller reporting company)            Smaller Reporting Company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, $0.0001 par value	62,500,000	$0.11	$6,875,000	$937.75

(1)

Pursuant to Rule 415 of the Securities Act, these securities are being offered by the Registrant on a delayed or continuous basis.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, using the closing price as reported on the OTC Bulletin Board on December 18, 2012, which was $0.11 per share.

(3)

A registration fee of $2,213.09 was previously paid in connection with this offering.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

62,500,000 Shares of Common Stock

SW China Imports, Inc.

$0.11 per Share

This prospectus relates to the resale of up to 62,500,000 shares of our common stock, $0.0001 par value, at a purchase price of $0.11 per share (“Shares”) by the “Selling Stockholders”.

We are currently in the development stage and have nominal operations and minimal assets, which makes us a “shell company” as defined in Rule 12b-2 of the Exchange Act, as amended.  Because we are considered a shell company, the Selling Stockholders in this offering are deemed to be engaged in a distribution of our common stock and are therefore considered to be “underwriters” within the meaning of the Securities Act and with respect to the sale of the shares they are offering through this prospectus.

The Selling Stockholders identified in this prospectus on page 15 are offering their Shares of our common stock at a fixed price of $0.11 per share in accordance with the terms described under “Plan of Distribution” on page 16 of this prospectus.

Although we will pay all of the expenses related to the registration of these shares of common stock, we will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

Our securities are not listed on any national securities exchange.  Our common stock is presently quoted for trading on the OTC Bulletin Board (“OTCBB”) under the trading symbol “SWCI”.  On February 6 , 2013, the last sales price of our common stock as reported on the OTCBB was $0.11 per share.

INVESTING IN OUR COMMON STOCK IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 11 , 2013

TABLE OF CONTENTS

You should rely only on the information provided in this prospectus.  Neither we nor the Selling Stockholders have authorized anyone to provide you with additional or different information.  The Selling Stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted.  You should assume that the information in this prospectus is accurate only as of the date on the front of the document.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this prospectus, including, but not limited to, the risk factors beginning on page 6.  References to “we,” “us,” “our,” “SW China Imports” or the “Company” mean SW China Imports, Inc.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend” and other similar expressions to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Our actual results may differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the "Risk Factors" section and elsewhere in this prospectus.

Our Company

SW China Imports was incorporated under the laws of the State of Nevada on February 23, 2011.  Our business plan calls for the importation of high-end handmade lace wigs and hairpieces, as well as other beauty supplies and products, manufactured in China and South Korea into the United States.  SW China Imports intends to sell these products in bulk to beauty supply stores, hair salons, and independent hair stylists.  SW China Imports also intends to sell its products directly to the retail consumer via the Internet.

It is important to note that we are a development stage business with minimal business activity.  As of the date of this prospectus we have not begun importing any lace wigs, hairpieces, or beauty supplies.  Further, we do not have any formal agreements in place with any beauty supply stores, hair salons, or independent hair stylists; our discussions with potential distributors have been limited solely to exploratory talks until we can demonstrate our ability to procure and deliver our products in a timely manner and in sufficient quantities.

As of December 31 , 2012 we had not generated any revenue and have incurred ( $59,044,272 ) in losses since our inception on February 23, 2011, and have relied upon our directors and outside investors to fund our operations.  Further, as of December 31 , 2012, we had a working capital deficiency of ( $39,509 ).  We are a development stage company and we do not expect to generate revenue which would be sufficient to sustain our operations for at least the next 12 months.  These and other factors raise substantial doubt about our ability to continue as a going concern.  Accordingly, and for the foreseeable future, we will continue to be dependent on additional financing in order to maintain our operations and continue with our corporate activities.  Due to the uncertainty of our ability to meet our financial obligations and to pay our liabilities as they become due, in their report dated  February 11, 2013 in our audited financial statements for the fiscal year ended December 31, 2012 , our independent registered public accounting firm included additional comments indicating concerns about our ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Any investment in our common stock involves a high degree of risk.  If we are unable to generate adequate revenue, we may be obliged to cease business operations due to a lack of operating capital.  We face many challenges to continue operations, including our lack of operating history, lack of revenues to date, and the losses we have incurred to date.  Please review the "Risk Factors" starting on page 6 of this prospectus and “Liquidity and Capital Resources” on page 21.

As of the date of this prospectus, our sole officer and director, Seon Won, owns 59.4% of the issued and outstanding shares of our common stock.  Accordingly, he will be able to determine the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets.  The interests of Mr. Won may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Our principal executive offices are located at 15800 Crabbs Branch Way, Ste. 310, Rockville, MD  20855 and our telephone number at that address is (240) 477-7738.  This office space is being provided to us by our former treasurer and secretary, Jae Hwang, free of charge.  As of the date of this prospectus, Mr. Hwang continued to own 7.8% of our issued and outstanding shares of common stock.

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Any investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.

If any of the following risks actually occur, our business, financial condition, and results of operations could be harmed and you may lose your entire investment.

Industry Risk Factors

The beauty care products business is highly competitive, which could have a material adverse effect on our business, financial condition and/or results of operations.

The beauty care products business is highly competitive.  We intend to compete primarily by:

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developing and importing high quality handmade lace wigs and hairpieces;

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educating end-user consumers on our product’s quality and benefits;

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offering attractively priced products, relative to those of the competition;

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maintaining favorable brand recognition;

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generating attractive margins and inventory turns by managing and executing effective pricing, incentive and promotion programs;

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ensuring product availability through effective planning and inventory management; and

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providing effective advertising, promotion, marketing and merchandising support.

Any increase in or change in the current level of competition that we face could have a material adverse effect on our business, financial condition and results of operations.  Failure to effectively address and react to market competition could affect our future sales and force us to cease operations in which investors could lose their entire investment.

Continued weak economic conditions could have a material adverse effect on our business.

The economic conditions starting in late 2008 and extending through 2012 in the United States has contributed, and may continue to contribute to, high unemployment levels, lower consumer spending and reduced credit availability, and has in general impacted overall business and consumer confidence.  If such conditions continue or worsen, they could have an impact on wholesale and retail purchases of our products, which could affect our future sales, overall business, and force us to cease operations in which case investors could lose their entire investment.

Company Risk Factors

We lack an operating history and have losses which we expect to continue into the future.  There is no assurance our future operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, our business will fail.

We were incorporated on February 23, 2011, have generated no revenues and as of  December 31, 2012 have incurred ( $59,044,272 ) in losses.  We have very little operating history upon which an evaluation of our future success or failure can be made.  We have not achieved profitability and expect to continue to incur net losses over the next 12 months, probably even longer.  We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur.  Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis which could cause us to go out of business.

There is substantial uncertainty as to whether we will continue operations.  If we discontinue operations, you could lose your entire investment.

Our independent registered public accounting firm has discussed their uncertainty regarding our business operations in their audit report dated February 11, 2013 , which is included in the audited financial statements that are a part of this prospectus.  This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months.  The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business.  As such, we may have to cease operations and you could lose your entire investment.

Because we are in the development stage and have nominal assets and minimal operations, we are considered a “shell company” and our business is difficult to evaluate.

We are currently in the development stage and have nominal operations and minimal assets, which makes us a “shell company” as defined in Rule 12b-2 of the Exchange Act, as amended.  Because we are considered a shell company our shares of common stock can only be resold through (i) registration under the Securities Act of 1933, as amended (“Securities Act”), (ii) Section 4(1) under the Securities Act, if available, for non-affiliates, or (iii) by meeting the conditions of Rule 144(i) under the Securities Act which requires a minimal holding period of 12 months following SW China Imports no longer being classified a shell company.

Before we can eliminate our status as a shell company we will need to, at a minimum, (i) purchase our initial inventory of products and (ii) begin generating revenues through selling our lace wigs, hairpieces, and beauty supplies through beauty supply stores, hair salons, independent hair stylists, and directly to the consumer via the Internet.  Since inception, we have primarily been engaged in organizational efforts and developing our overall business plan and future growth strategy.

Additionally, because we are currently a shell company with nominal assets and operations, there is a risk that we will be unable to continue as a going concern.  We anticipate we will continue sustaining operating expenses over the next 12 months, probably even longer.  This will likely result in us continuing to incur net operating losses for the foreseeable future.  There is no guarantee that we will ever develop and sustain ongoing business operations.

We are highly dependent upon the continued services of our sole officer and director, Seon Won, and future key personnel.

Our future success is highly dependent on the continued services of Seon Won, our sole officer and director.  It is important to note that we do not have an employment contract with Mr. Won and that he is under no obligation to continue working for us.  Further, there have been no discussions with Mr. Won relating to entering into an employment contract.

Our future success will also depend on our ability to attract and retain key personnel, especially in the areas of sales and marketing.  We face intense competition for these individuals from well-established and better financed competitors.  We may not be able to attract qualified new employees or retain existing employees, which may have a material adverse effect on our results of operations and financial condition.

Our sole officer and director, Seon Won, currently owns 59.4% of our issued and outstanding common stock and is able to control all corporate decisions, even if such decisions may not be in the best interest of minority shareholders.

Our sole officer and director, Seon Won, directly owns 297,000,000 shares of our common stock, or 59.4% of all issued and outstanding shares.  Accordingly, he can effectively control the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets.  The interests of Mr. Won may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Our operations are dependent upon third-party suppliers whose failure to perform adequately could disrupt our business operations.

We intend to import most, if not all, of our high-end handmade lace wigs, hairpieces, and other beauty supplies and accessories from third-parties.  Our ability to select and retain reliable vendors who provide timely deliveries of quality products will impact our success in meeting future customer demand for timely delivery of quality products.  We do not intend to enter into long-term contracts with our primary vendors and suppliers.  Rather, most of our imported products are to be supplied on a “purchase order” basis.  As a result, we may be subject to unexpected changes in pricing or supply of products.  In addition, the current credit crisis and turbulent macroeconomic environment may affect the liquidity and financial condition of our suppliers.  Should any of these parties fail to manufacture sufficient supply, go out of business or discontinue a particular product, we may not be able to find alternative suppliers in a timely manner, if at all.  Any inability of our suppliers to timely deliver quality products or any unanticipated change in supply, quality or pricing of products could be disruptive to our business and affect our future sales.

Our reliance on manufacturing facilities and suppliers in Asia could make us vulnerable to supply interruptions related to the political, legal, and cultural environment in Asia.

We intend to have the majority of our planned products manufactured by third-party suppliers in Asia, primarily the People’s Republic of China and South Korea.  Our ability to continue to select reliable vendors who provide timely deliveries of quality products will impact our success in meeting customer demand for timely delivery of our products.  Further, the ability of third-party suppliers to timely deliver finished goods and/or raw materials, may be affected by events beyond their control, such as inability of shippers to timely deliver merchandise due to work stoppages or slowdowns, or significant weather and health conditions (such as SARS or the Bird Flu) affecting manufacturers and/or shippers.  Any adverse change in, among other things, any of the following could have a material adverse effect on our business, results of operations and financial condition:

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our relationship with third-party suppliers;

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the financial condition of our third-party suppliers;

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our ability to import products from these third-party suppliers; or

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third-party suppliers’ ability to manufacture and deliver outsourced products on a timely basis.

We cannot assure you that we could quickly or effectively replace any third-party suppliers if the need arose.  Our dependence on these few suppliers could also adversely affect our ability to react quickly and effectively to changes in the market for our products.  In addition, international manufacturing is subject to significant risks, including, among other things:

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labor unrest;

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social, political, and economic instability;

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restrictions on transfer of funds;

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domestic and international customs and tariffs;

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unexpected changes in regulatory environments; and

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potentially adverse tax consequences.

Labor in Asia, particularly China, has historically been readily available at relatively low cost as compared to labor costs in North America.  China has experienced rapid social, political, and economic changes in recent years.  We cannot assure you that labor will continue to be available to us in China at costs consistent with historical levels or that changes in labor or other laws will not be enacted which would have a material adverse effect on our planned manufacturing operations in China.  A substantial increase in labor costs in China could have a material adverse effect on our business, results of operations, and financial condition.  Although China currently enjoys “most favored nation” trading status with the United States, the U.S. government has in the past proposed to revoke such status and to impose higher tariffs on products imported from China.  We cannot assure you that our business will not be affected by the aforementioned risks, each of which could have a material adverse effect on our business, potentially causing us to cease operations.

Our sole officer and director, Seon Won, dedicates a significant portion of his time to outside business interests which could result in his inability to properly manage company affairs, resulting in our remaining a development stage “shell company” with no revenues or profits.

The responsibility of developing our core business, raising capital, and fulfilling the reporting requirements of a public company all fall upon our sole officer and director, Seon Won.  Mr. Won is able to dedicate only about 50% of his professional time to our business, or approximately between 20 - 25 hours a week.

We rely especially heavily on Mr. Won’s knowledge and considerable experience in the beauty supply industry.  We have not formulated a plan to resolve any possible conflict of interest with his other competing business activities, which happen to be in the same industry.  Significant potential conflicts include the possibility of Mr. Won’s suppliers entering into exclusivity arrangements with his outside business interests and/or providing his outside business interests with terms that are more favorable than they would be willing to provide us.  In the event he is unable to fulfill any aspect of his duties, we may experience a shortfall or complete lack of revenue resulting in little or no profits and the eventual closure of our business.

Our product introductions may not be as successful as we anticipate, which could prevent us from generating sufficient levels of revenue and could cause our business to fail.

The launch of our products carries risks, as well as the possibility of unexpected consequences, including:

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the acceptance of our products, and sales of these products to, beauty supply stores, hair salons, independent hair stylists, and directly to the retail consumers may not be as high as we anticipate;

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our advertising, promotional, and marketing strategies may be less effective than planned and may fail to effectively reach our targeted consumer base or engender the desired consumption;

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we may incur costs exceeding our expectations as a result of the launch of our products, including, for example, advertising, promotional and marketing expenses, sales return expenses, or other costs normally associated with launching new products;

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our product pricing strategies may not be accepted by our anticipated customers and/or end-user consumers, which may result in our actual revenues being less than anticipated; and

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any delays or difficulties impacting our, and our suppliers’, ability to timely manufacture, distribute and ship products, such as those discussed under the risk factor “our reliance on manufacturing facilities and suppliers in Asia could make us vulnerable to supply interruptions related to the political, legal, and cultural environment in Asia” could affect our ability to ship and deliver products to meet its customers’ deadlines and end-use consumer demands.

Each of the risks referred to above could delay or impede our ability to achieve our sales objectives, which could affect our future sales, overall business, and force us to cease operations in which investors could lose their entire investment.

Costs incurred because we are a public company may affect our future profitability.

As a public company, we incur significant legal, accounting, and other expenses, and we are subject to the SEC’s rules and regulations relating to public disclosure that generally involve a substantial expenditure of financial resources.  In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently contemplated and implemented by the SEC, requires changes in corporate governance practices of public companies.  We expect that full compliance with such rules and regulations will significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly, which may negatively impact our future financial results.  To the extent that our future earnings suffer as a result of the financial impact of our SEC reporting or compliance costs, our ability to develop an active trading market for our securities could be harmed.

We have agreed to indemnify our officers and directors against lawsuits to the fullest extent of the law.

We are a Nevada corporation.  Nevada law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim.  Nevada law also authorizes Nevada corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director.  Our organizational documents provide for this indemnification to the fullest extent permitted by law.

We currently do not maintain any insurance coverage.  In the event that we are found liable for damages or other losses, we would incur substantial and protracted losses in paying any such claims or judgments.  We have not maintained liability insurance in the past, but intend to acquire such coverage immediately upon resources becoming available.  There is no guarantee that we can secure such coverage or that any insurance coverage, if ever secured, would protect us from any damages or loss claims filed against it.

We have identified deficiencies in our current internal controls over financial reporting.  Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

Our business is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  We are also required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002.  We have, through the participation of our sole officer and director, Seon Won, assessed the current effectiveness of our internal control over financial reporting.  In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of The Treadway Commission (COSO) in Internal Control-Integrated Framework.  Based on that assessment under such criteria, management concluded that our current internal controls over financial reporting are not effective due to control deficiencies that constituted material weaknesses.

Based upon that evaluation, Mr. Won has concluded that, as of December 31, 2012, our disclosure controls and procedures were not effective in timely alerting management to the material information relating to us required to be included in our periodic filings with the SEC.

Mr. Won concluded that our disclosure controls and procedures had the following material weaknesses:

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We were unable to maintain any segregation of duties within our financial operations due to our reliance on limited personnel in the finance function.  While this control deficiency did not result in any audit adjustments to our 2012 interim or annual financial statements, it could have resulted in a material misstatement that might have been prevented or detected by a segregation of duties;

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SW China lacks sufficient resources to perform the internal audit function and does not have an Audit Committee;

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We do not have an independent Board of Directors, nor do we have a board member designated as an independent financial expert to SW China.  The Board of Directors is comprised of one (1) member who also serves SW China as its sole executive officer.  As a result, there is a lack of independent oversight of the management team, lack of independent review of our operating and financial results, and lack of independent review of disclosures made by SW China; and

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Documentation of all proper accounting procedures is not yet complete.

To the extent reasonably possible given our limited resources, we intend to take measures to cure the aforementioned material weaknesses, including, but not limited to, the following:

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Considering the engagement of consultants to assist in ensuring that accounting policies and procedures are consistent across the organization and that we have adequate control over financial statement disclosures;

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Hiring additional qualified financial personnel, including a Chief Financial Officer, on a full-time basis;

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Expanding our current board of directors to include additional independent individuals willing to perform directorial functions; and

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Increasing our workforce in preparation for exiting the development stage and commencing revenue producing operations.

Since the recited remedial actions will require that we hire or engage additional personnel, these material weaknesses may not be overcome in the near-term due to our limited financial resources.  Until such remedial actions can be realized, we will continue to rely on the limited advice of outside professionals and consultants.

If we are unable to implement the above changes effectively or efficiently, it could harm our operations, financial reporting or financial results.

Risk Factors Relating to Our Common Stock

There is a limited, volatile, and sporadic public trading market for our common stock and we cannot assure you that an active public trading market for our common stock will develop, of if developed, be sustained.  Even if a market further develops, you may not be able to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

There is presently a limited public trading market for our registered common stock which presently trades on the OTC Bulletin Board under the trading symbol “SWCI”.

An application for quotation on the OTC Bulletin Board was submitted by a market maker who agreed to sponsor the security and who demonstrated compliance with Rule 15c2-11 of the Securities Exchange Act of 1934 (“Exchange Act”).  The application for quotation of our registered common stock on the OTC Bulletin Board was accepted on September 11, 2012.  We also caused a different market maker to submit an application in September 2012 on our behalf to the Depository Trust Corporation (“DTC”) to become eligible for electronic trading (“DTC Eligible”).  We are currently approved for DTC electronic trading.

Even though our registered common stock is approved for quotation and electronic trading on the OTC Bulletin Board, the number of institutions and/or persons interested in purchasing our registered common stock at or near ask prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including, among others, the fact that we are a small and unproven company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community responsible for generating or influencing trading volume, and that even if we were to come to the attention of such institutions and/or persons, they tend to be more risk averse and may be reluctant to follow an unproven business such as ours or purchase or recommend the purchase of our shares until such time as we have demonstrated sufficient success with our business plan.  As such, there may be periods of several days or more when trading activity in our shares of common stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without adversely affecting their share price.  We cannot assure you that an active public trading market for our registered common stock will develop and, if developed, be sustained.

Even if a sustained active public trading market develops for our registered common stock, the market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

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variations in our quarterly operating results;

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changes in general economic conditions and consumer spending habits;

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announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments;

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loss of a significant distributor, retailer, partner or joint venture participant; and

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the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies.  Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.  As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

We do not intend to pay any dividends on our common stock, therefore there are limited ways in which you can make a profit on any investment in SW China Imports, Inc.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future.  To the extent that we may seek additional funding in the future, our future funding sources may likely prohibit us from paying any dividends.  Because we do not intend to declare dividends, any gain on an investment in our shares of common stock will need to come through the appreciation of our common stock’s share price, for which we can give no assurances that our common stock will ever appreciate in value and, even if it does appreciate in value, that you will be able to sell your shares of our common stock for a profit.

We have anti-takeover provisions which may make it difficult to replace or remove our current management and could also result in significant dilution to an investment in our common stock.

Our Articles of Incorporation authorizes the issuance of up to 500,000,000 shares of common stock and of up to 50,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors.  Our Board of Directors may, without requiring shareholder approval, issue shares of preferred stock with dividends, liquidation, conversion, voting or other rights which could supercede and/or adversely affect the voting power and/or other rights of the holders of our common stock.  The ability of our Board of Directors to issue shares of common stock and/or preferred stock may prevent any shareholder attempt to replace or remove current management and/or could make it extremely difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.  Additionally, the issuance of additional securities in the future may significantly reduce your proportionate ownership and voting power.

It is important to note that as of the date of this prospectus we had no shares of preferred stock issued or outstanding.

We are presently subject to the "Penny Stock" rules of the SEC which could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock, and increase your transaction costs to sell shares of our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require:

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that a broker or dealer approve a person's account for transactions in penny stocks; and

•

the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•

obtain financial information, investment experience and investment objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•

sets forth the basis on which the broker or dealer made the suitability determination; and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules.  This may make it more difficult for investors to sell shares of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our common stock presently trades under $5 a share and is subject to the “penny stock” rules.  The continued application of the “penny stock” rules to our common stock could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock, or cause an increase the transaction costs related to of our common stock.

Future sales of our common stock may depress our stock price.

The market price for our common stock could decline as a result of sales of substantial amounts of our common stock into the public market, or as a result of the perception that such large scale sales could occur.  We are registering for resale by the selling stockholders 62,500,000 shares of our common stock in this prospectus.  As of the date of this prospectus, the shares being registered in this prospectus represent 12.5% of our total issued and outstanding shares.  Any significant sales of these shares or anticipated sales could result in a decline in the market price of our common stock.

The OTC Bulletin Board is a quotation system, not an issuer listing service, market, or exchange.  Therefore, buying and selling stock on the OTC Bulletin Board is not as efficient as buying and selling stock through an exchange.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices, and volume limitations in over-the-counter securities.  Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed.  In addition, quote information, or even firm quotes, may not be available.  The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price.  Execution of trades, execution reporting, and the delivery of legal trade confirmation may be delayed significantly.  Consequently, you may not be able to sell shares of our common stock at the optimum trading prices.

When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information.  Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price that was quoted by the OTC Bulletin Board at the time of the order entry.

Orders for OTC Bulletin Board securities may be cancelled or edited like orders for other securities.  All requests to change or cancel an order must be submitted to, received by, and processed by the OTC Bulletin Board.  Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit their order in a timely manner.  Consequently, you may not be able to sell shares of our common stock at optimum trading prices.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately.  Further, purchasers of securities may incur an immediate “paper” loss due to the price spread.  Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board.  As such, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.

We expect volatility in the price of our common stock, which may subject us to securities litigation and thereby divert our resources which may materially affect our profitability and results of operations or force us to cease operations.

If established, the market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities, could divert management's attention and resources, and could ultimately force us to cease operations whereby you could lose your entire investment.

FORWARD LOOKING STATEMENTS

When used in this prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” ”outlook,” “could,” “would,” “may,” or other similar expressions are intended to identify forward-looking statements.  We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  Such risks and uncertainties include, among others, importing and maintaining an adequate inventory of high-quality handmade wigs, hairpieces, and beauty supplies and accessories attracting a sufficient number of beauty supply stores, hair salons, and independent hair stylists interested in reselling our products, our ability to develop our core business model and execute on our business plan and expansion strategies, and our ability to finance and sustain operations.  We have no obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock in this offering by the selling stockholders.  All proceeds from the sale of the common stock offered by the selling stockholders under this prospectus will be for the account of the selling stockholders, as described in the sections entitled “Selling Stockholders” starting on page 15 and “Plan of Distribution” starting on page 16.  With the exception of any brokerage fees and commissions that are the respective obligations of the selling stockholder, we are responsible for the fees, costs, and expenses of this offering, including legal fees, accounting fees, printing costs, filing and other miscellaneous fees and expenses.

DETERMINATION OF OFFERING PRICE

Our common stock currently trades on the OTC Bulletin Board under the trading symbol “SWCI”.  The offering price of $0.11 per share for the shares of common stock being offered through this prospectus is based on the closing price of our common stock as reported on the OTC Bulletin Board on December 18, 2012.  The Selling Stockholders may offer and sell the shares of common stock offered through this prospectus at a fixed price of $0.11 per share in accordance with the methods and terms detailed in the section entitled “Plan of Distribution” starting on page 16.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our common stock started trading on the OTC Bulletin Board on September 11, 2012 under the trading symbol “SWCI”.  Currently there is only a limited, sporadic, and volatile market for our stock on the OTC Bulletin Board.  The following table sets forth the high and low sales prices of our common stock as reported by the OTC Bulletin Board for the periods indicated.  These prices represent prices between inter-dealer prices, do not include retail markups, markdowns, or commissions, and do not necessarily reflect actual transactions.

	High	Low
Year Ended December 31, 2012
Third Quarter (1)	$-0-	$-0-
Fourth Quarter	$0.20	$0.11

Year Ending December 31, 2013
First Quarter (through February 6 , 2013)	$0.11	$0.11

(1)

Our common stock received clearance from FINRA to trade on the OTC Bulletin Board on September 11, 2012.  It did not start trading until November 2012.

The closing price of our common stock on February 6 , 2013 was $0.11 as reported by the OTC Bulletin Board.

Holders of Record

As of February 6 , 2013, we had 500,000,000 shares of our common stock issued and outstand held by approximately 46 stockholders of record.  We had no shares of preferred stock issued and outstanding.

Dividends

We have never declared or paid cash dividends.  We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.  Any payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions, and other factors deemed relevant by our directors.

SELLING STOCKHOLDERS

The following table presents information regarding the Selling Stockholders.  The percentage of outstanding shares beneficially owned is based on 500,000,000 shares of common stock issued and outstanding as of the date of this prospectus.  Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.  As to each person or entity named as beneficial owners, that person’s or entity’s percentage of ownership is determined based on the assumption that any warrants or convertible securities held by such person or entity which are exercisable or convertible within 60 days of the date of this prospectus have been exercised or converted, as the case may be.

Except as may be otherwise described below, to the best of our knowledge, the named Selling Stockholders beneficially owns and has sole voting and investment authority as to all of the shares set forth opposite of their name, none of the Selling Stockholders are known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer, and none of the Selling Stockholders has held any position or office, or has had any material relationship with us or any of our affiliates within the past three years.

We are currently in the development stage and have nominal operations and minimal assets, which makes us a “shell company” as defined in Rule 12b-2 of the Exchange Act, as amended.  Because we are considered a shell company, the Selling Stockholders, and any broker-dealers or agents that are involved in selling these shares, in this offering are deemed to be engaged in a distribution of our common stock and are therefore considered to be “underwriters” within the meaning of the Securities Act and with respect to the sale of the shares they are offering through this prospectus.

Information with respect to beneficial ownership is based upon information provided to us by the Selling Stockholders.  For purposes of presentation, we have assumed that the Selling Stockholders will sell all shares offered hereby.

Name of Selling Stockholder (1)	No. of Shares of Common Stock Beneficially Owned Prior to The Offering	Number of Shares Registered and To Be Sold in This Offering	Number of Shares To Be Beneficially Owned After The Offering	Percentage of Shares To Be Owned After The Offering (%)

Seon Won (2)	297,000,000	24,000,000	273,000,000	54.6
Jae Hwang (3)	39,000,000	24,000,000	15,000,000	3.0
Taurus Financial Partners, LLC (4)	24,500,000	14,500,000	10,000,000	2.0

(1)

The Selling Stockholders, and any broker-dealers or agents that are involved in selling these shares, have been deemed to be “underwriters” within the meaning of the Securities Act for such sales.  An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

(2)

Seon Won is one of our co-founders and currently our sole officer and director.  The shares Mr. Won is selling in this offering were received upon our inception on February 23, 2011 in the form of Founder’s Shares.

(3)

Jae Hwang is one of our co-founders.  He resigned from all of his positions effective November 13, 2012.  The shares Mr. Hwang is selling in this offering were received upon our inception on February 23, 2011 in the form of Founder’s Shares.  In addition, Mr. Hwang continues to provide office space to us free of charge.

(4)

J. Scott Sitra has voting and dispositive power of the securities held by the Selling Stockholder.  These shares were received as compensation for services related to our going public initiative and ongoing SEC filing requirements.  Of the shares being sold, 5,000,000 were issued on February 23, 2011 and 9,500,000 were issued on November 27, 2012.  These issuances and this relationship is described further in “Certain Relationships and Related Transactions and Corporate Governance” on page 32.

PLAN OF DISTRIBUTION

The Selling Stockholders identified in this prospectus may sell some of or all of their shares of our common stock in one or more transactions, including block transactions.  There are no arrangements, agreements, or understandings with respect to the sale of these securities.  The Selling Stockholders will sell our shares of common stock at a fixed price of $0.11 per share.

There can be no assurance that any of the shares offered through this prospectus will be sold.  The Selling Stockholders have advised us that they have no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer.

We are currently in the development stage and have nominal operations and minimal assets, which makes us a “shell company” as defined in Rule 12b-2 of the Exchange Act, as amended.  Because we are considered a shell company, the Selling Stockholders, and any broker-dealers or agents that are involved in selling these shares, in this offering are deemed to be engaged in a distribution of our common stock and are therefore considered to be “underwriters” within the meaning of the Securities Act and with respect to the sale of the shares they are offering through this prospectus.

The Selling Stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our shares of common stock.  In particular, they must comply with applicable securities laws and, among other things:

•

Not engage in any market stabilization activities in connection with our common stock;

•

Furnish each broker-dealer through which our common stock may be offered copies of this prospectus, along with any supplements or amendments, as may be required by such broker-dealer; and

•

Not bid for or purchase any of our shares of common stock or attempt to induce any person to purchase any of our shares of common stock other than as permitted under the Exchange Act.

We have advised the Selling Stockholders that if a particular offer of our shares of common stock is to be made on terms constituting a material change from the information described in this “Plan of Distribution” section of the prospectus, then, to the extent required, a prospectus supplement must be distributed setting forth such terms and related information as required.

We will pay all costs, expenses, and fees related to the registration of our shares of common stock owned by the Selling Stockholders.  The Selling Stockholders, however, will pay any commissions or other fees payable to broker-dealers in connection with any sale of their shares of our common stock which are to be considered underwriting commissions or discounts under the Securities Act.

Because the Selling Stockholders are deemed to be underwriters within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.  We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying these prospectus delivery requirements.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder.  They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $160,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to:

•

approve the transaction for the customer's account;

•

obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased;

•

obtain from the customer information regarding his investment experience;

•

make a determination that the investment is suitable for the investor;

•

deliver to the customer a written statement for the basis for the suitability determination;

•

notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and

•

provide the customer with FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General and Going Concern

The following discussion should be read in conjunction with our Financial Statements and the notes thereto and the other information included in this prospectus.

We are a development stage corporation with limited operations and are not currently generating any revenues from our business operations.  Our independent registered public accounting firm has issued a going concern opinion in their audit report dated  February 11, 2013 which may be found in this prospectus under our audited financial statements for the fiscal year ended December 31, 2012 .  This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next 12 months.  Accordingly, we must raise additional cash to sustain our operations.

We presently are exploring other such sources of funding, including raising funds through a second public offering, a private placement of securities, or loans.  If we are unable to secure additional funding, we will either have to suspend operations until we do raise the capital required or cease operations entirely.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance.  We are in the early stages of operations and have yet to generate any revenues.  We cannot guarantee that we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

To become profitable and competitive, we need to be able to purchase our initial inventory of high-end handmade wigs, hairpieces, and beauty supplies and accessories and commence selling our products through beauty supply stores, hair salons, independent hair stylists, and directly to the retail consumer via the Internet.  We anticipate relying on equity sales of our common stock and debt financing in order to continue to fund our business operations until we are able to generate sufficient revenues to cover our operating expenses, which may never happen.  Issuances of additional shares will result in dilution to our then existing stockholders.  There is no assurance that we will be able to make any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.  We may also rely on additional loans from our sole director and officer, Seon Won.  However, there are no assurances that Mr. Won will provide us with any additional funds.

It is important to note that as of February 6 , 2013 we had 500,000,000 shares of our common stock issued and outstanding.  Our Articles of Incorporation authorizes us to issue a maximum of 500,000,000 shares of common stock.  In order to continue financing our operations through the issuance and sale of common stock we will need to amend our Articles of Incorporation to increase the number of authorized shares of common stock.  Presently there are no plans to increase the number of authorized shares of common stock, but we cannot give any assurances that we will not increase – possibly significantly – the number of authorized shares of our common stock in the future should the opportunity to secure the additional financing necessary to continue and expand our operations arise.

Currently, we do not have any arrangements for additional financing.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations.  Equity financing could result in additional and substantial dilution to existing shareholders.

Status as a Shell Company

We have nominal operations and minimal assets.  As such, we are considered to be a shell company under the Securities Exchange Act of 1934, as amended.  Because we are considered a shell company, the securities sold in previous offerings can only be resold through (i) registration under the Securities Act of 1933, as amended (“Securities Act”), (ii) Section 4(1) of the Securities Act, if available, for non-affiliates, or (iii) by meeting the conditions of Rule 144(i) of the Securities Act.

Because we are considered a shell company, the Selling Stockholders, and any broker-dealers or agents that are involved in selling these shares, in this offering are deemed to be engaged in a distribution of our common stock and are therefore considered to be “underwriters” within the meaning of the Securities Act and with respect to the sale of the shares they are offering through this prospectus.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) applied on a consistent basis.  The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.

Management regularly evaluates the accounting policies and estimates that are used to prepare the financial statements.  A complete summary of these policies is included in Note 1 of SW China Import’s audited financial statements for the period ended December 31, 2011 and for the year ended December 31, 2012 .  In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances.  Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This update amended explanations of how to measure fair value to result in common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards.  ASU 2011-04 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 with prospective application required.  The adoption of this did not have a material effect on our financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income.”  This update amended the presentation options in Accounting Standards Codification (“ASC”) 220, “Comprehensive Income,” to provide an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 with retrospective application required.  The adoption of this standard did not have a material effect on our financial position, results of operations or cash flows.

In September 2011, the FASB issued ASU 2011-08 “Intangibles – Goodwill and Other”.  This new guidance on testing goodwill provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any).  If an entity determines that the fair value of a reporting unit is less than its carrying amount, the two-step goodwill impairment test is not required.  ASU 2011-08 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 with prospective application required.  The adoption of this standard did not have a material effect on our financial position, results of operations or cash flows.

In December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income” in Accounting Standards Update No. 2011-05.  This update defers the requirement to present items that are reclassified from accumulated other comprehensive income to net income in both the statement of income where net income is presented and the statement where other comprehensive income is presented.  The adoption of ASU 2011-12 is not expected to have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, “Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” in Accounting Standards Update No. 2012-02.  This update amends ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment and permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles - Goodwill and Other - General Intangibles Other than Goodwill.  The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance.  The adoption of ASU 2012-02 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03.  This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114.  The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

SW China Imports has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial statements.

Results of Operations

For the ease of reference, we refer to the fiscal year ended December 31, 2012 as fiscal 2012 or the fiscal year ended December 31, 2012 and the period February 23, 2011 (inception) through December 31, 2011 as Fiscal 2011 or the fiscal year ended December 31, 2011.

Fiscal Year Ended December 31, 2012

Revenues.  As of December 31, 2012, we have not generated any revenues and remain a development stage company.

Net Income (Loss).  We had a net loss of ($58,906,066), or ($0.40) per share, for fiscal 2012 compared to a net loss of ($138,206), or ($0.00) per share, for fiscal 2011.  This represents an increase in net loss of ($58,767,860), or (42,521.9%).  Our net loss, including the increase in net loss, was primarily attributable to the issuance of shares to our officers – current and former – and outside consultants.  Other components of our net loss included the costs of complying with our ongoing SEC reporting requirements, applying for DTC Eligibility, and preparing a Registration Statement on Form S-1.

Operating Expenses.  Our total operating expenses for fiscal 2012 was $58,902,007 compared to $136,577 for fiscal 2011.  This represents an increase in operating expenses of $58,765,430, or 43,027.3%.  Our increase in operating expenses was primarily attributable to the issuance of shares of our common stock to our officers – current and former – and outside consultants.  Other components of our operating expenses included the costs of complying with our ongoing SEC reporting requirements, applying for DTC Eligibility, and preparing a Registration Statement on Form S-1, which have consisted primarily of legal, accounting, and outside consulting fees.

Other income (expenses).  During fiscal 2012 we recorded ($4,059) in other expenses compared to ($1,629) compared to fiscal 2011.  These other expenses included ($3,909) and ($1,629), respectively, in imputed interest expenses related to a note outstanding payable to a related party.  The imputed interest was recorded in our financial statements under additional paid-in capital.

Cumulative During the Development Stage – February 23, 2011 (inception) through December 31, 2012

For ease of reading we refer to the period of February 23, 2011 (inception) through December 31, 2012 as the “Developmental Period”.

Revenues.  We have not generated any revenues during the Developmental Period.

Net Loss.  We have incurred a net loss of ($59,044,272) during the Developmental Period.  The net loss was primarily attributable to organizational costs related to our formation, an early offering of our common stock, complying with our ongoing SEC reporting requirements, obtaining a listing on the OTC Bulletin Board, applying for DTC Eligibility, and issuing shares of our common stock to our officers – current and former – and outside consultants.  These expenses have consisted primarily of legal, accounting, and outside consulting fees.

Operating Expenses.  Our total operating expenses for the Developmental Period were $59,038,584.  These operating expenses were primarily attributable to organizational costs related to our formation, an early offering of our common stock, complying with our ongoing SEC reporting requirements, obtaining a listing on the OTC Bulletin Board, applying for DTC Eligibility, and issuing shares of our common stock to our officers – current and former – and outside consultants.  These expenses have consisted primarily of legal, accounting, and outside consulting fees.

Other income (expenses).  During the Developmental Period we recorded ($5,688) in other expenses, which included ($5,538) in imputed interest expenses related to a note outstanding payable to a related party.  The imputed interest was recorded in our financial statements under additional paid-in capital.

Total Stockholders’ Deficit.  Our stockholders’ deficit was ($59,044,272) as of December 31, 2012.

Liquidity and Capital Resources

As of December 31, 2012, we had $600 in cash and no other assets.  Our total liabilities were $40,109 which consisted of accounts payable of $559 and a note payable aggregating $39,550 to one of our stockholders.  This note is a demand note and does not bear interest.  Further, we had no external credit facilities (i.e. bank loans, revolving lines of credit, etc.).

We expect to incur continued losses over the next 12 months, possibly even longer.  We believe that we need at least $125,000 in additional funding to commence operations and meet our minimal working capital requirements over the next 12 months.

We presently are exploring additional sources of funding, including debt and equity investment.  Without limiting our available options, future financings will most likely require the issuance and sale of additional shares of our common stock.  It is possible that we could also offer preferred stock, warrants, options and/or rights in conjunction with any future financing packages.  However, we can give no assurance that financing will be available to us, and if available to us, in amounts or on terms acceptable to us.  If we cannot secure adequate financing, we may be forced to cease operations and you will lose your entire investment.

It is important to note that as of February 6 , 2013 we had 500,000,000 shares of our common stock issued and outstanding.  Our Articles of Incorporation authorizes us to issue a maximum of 500,000,000 shares of common stock.  In order to continue financing our operations through the issuance and sale of common stock we will need to amend our Articles of Incorporation to increase the number of authorized shares of common stock.  Presently there are no plans to increase the number of authorized shares of common stock, but we cannot give any assurances that we will not increase – possibly significantly – the number of authorized shares of our common stock in the future should the opportunity to secure the additional financing necessary to continue and expand our operations arise.

Off –Balance Sheet Operations

We do not engage in off-balance sheet transactions.

Contractual Obligations

As of December 31, 2012, we had no contractual obligations.

[This space intentionally left blank]

BUSINESS

You should rely only on the information contained in this prospectus or any supplement hereto.  We have not authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  The selling stockholders are not making an offer to sell the shares in any jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since that date.

Overview of Our Business

We were incorporated on February 23, 2011 in the State of Nevada.  Our plan is to import high-end handmade lace wigs, hairpieces, and other beauty supplies and accessories manufactured overseas into the United States.  We intend to sell our products in bulk to beauty supply stores, hair salons, and independent hair stylists.  We will also offer our products directly to the retail consumer via the Internet.

Industry Background

The wig and hair goods industry is highly fragmented and served primarily through local “mom and pop” retailers, hair salons and, increasingly, over the Internet.  According to a report issued by The Wig Industry (www.wigindustry.com), annual sales of wigs and hairpieces in the United States and Canada were estimated to have increased from approximately $200 million in the 1960s to around $900 million in the 1990s, and peaked at nearly $2 billion in 2007.  The market experienced a drop in sales to about $1.7 billion in 2008, which was attributed to the weak economy in general and is projected to recover as the overall economy starts to improve.  The Wig Industry report estimates that due to the continued weak economy that it may take several years for the industry to return to the $2+ billion annual level.

The rapid growth experienced in the industry during the 2000s is believed to be the result of introductions of new products, particularly mass produced wigs and high-end lace wigs.  The majority of these wigs and hairpieces were imported from China, South Korea, and to a lesser extent Southeast Asia.  There were some imports from Europe – notably France and Switzerland – but the market for these products is limited because they are substantially more costly to import.  Typically, a high-end lace wig imported from Asia costs between $350 to $1,200 whereas its European counterpart costs anywhere from $3,000 to $9,000.

Synthetic Fiber and Human Hair Wigs and Hairpieces

Approximately 70% of all wigs and hairpieces are comprised of some type of synthetic fiber.  Advances in technology and manufacturing capabilities has led to the creation of some new fibers that look close to real and are quite durable for extended usage.  The largest manufacturer of these synthetic fibers is Aderans Co., Ltd., a Japanese based manufacturer with factories throughout Southeast Asia, including mainland China.  Prices for synthetic fiber wigs and hairpieces typically range between $50 to $200.

Although synthetic fibers comprise the majority of all wigs and hairpieces imported into the United States and Canada, the market for wigs and hairpieces made from human hair remains substantial and is estimated to account for over half of the industry’s overall dollar volume.  Most of the hair used to create wigs and hairpieces is originally imported from India, China, South America, Israel, and some Russian satellite nations.  Prices for human hair wigs and hairpieces typically range between $300 and $1,500, with prices for custom made wigs and hairpieces starting at around $2,000 and going up to $8,000, sometimes even higher.

Market Composition

Nearly 75% of all imported wigs and hairpieces are purchased by women.  However, men are more likely to replace their hairpieces more frequently as well as invest in a high-end custom hairpiece.

An area that has been experiencing considerable growth recently is the sale of wigs for medical reasons, particularly for cancer patients.  Chemotherapy, which is commonly used to treat breast cancer, causes hair loss in women.  Wigs called Hair Prosthesis are gaining in popularity with cancer patients and are oftentimes covered by insurance policies.  These special hair prosthesis wigs are designed especially for women with little to no hair and are less abrasive to the scalp when compared to a more traditional wig or hairpiece.

Over the past 10 years sales to the African-American consumer have increased approximately 300% according to The Wig Industry.  Chinese manufacturers have responded by increasing the availability of specialty wigs and hairpieces targeting this demographic group.  This is evidenced through the Hair Goods Industry Suppliers Directory (www.hairgoodswholesale.com) which had between 10 to 15 manufacturers, distributors and wholesalers specializing in the African-American market ten years ago; more recently there were 51 listed in the directory specializing in this particular market.

Competition

The wig and hair goods industry, as well as its affiliated beauty supply industry, is highly competitive.  The success or failure of our business will depend largely upon the ability of our management to establish a reliable and steady source of high-end handmade wigs and hairpieces from China and South Korea that will supply us in volume and at competitive prices which will allow us to generate sufficient revenues to become profitable.

We will be competing against many well established competitors with substantially greater financial resources and a longer history of operations.  Our competitors’ resources and market presence may provide them with advantages in marketing, purchasing and negotiating prices and leases.  Some of our competitors include:

•

Invisiwig, Inc. (www.invisiwig.com);

•

Celebrity Style Wigs (www.celebritystylewigs.com);

•

De Novo Hair, LLC (www.denovohair.com);

•

Shake-N-Go Fashion, Inc. (www.snghair.com);

•

Sun Taiyaing Co., Ltd. (www.outre.com); and

•

Hair Zone, Inc. (www.sensationnel.com).

Factors that are material to our competitive position include developing brand identity and loyalty, our management and their network of contacts within the industry, quality of the wigs and hairpieces we import compared to those of our competitors, product pricing strategies, and the success and acceptance of our future sales and marketing efforts.

We believe our business plan is competitive and will allow us to successfully compete within this industry and grow our business in a steady and controlled manner utilizing our current management’s knowledge and experience in this industry.

Plan of Operations

We plan on importing high-end handmade lace wigs and hairpieces manufactured in China and South Korea into the United States.  We intend to sell our products in bulk to beauty supply stores, hair salons, and independent hair stylists.  We will also offer our products directly to the retail consumer via the Internet.

It is important to note that we are a development stage business with minimal business activity.  As of the date of this prospectus we have not begun importing any lace wigs, hairpieces, or beauty supplies.  Further, we do not have any formal agreements in place with any beauty supply stores, hair salons, or independent hair stylists; our discussions with potential distributors have been limited solely to exploratory talks until we can demonstrate our ability to procure and deliver our products in a timely manner and in sufficient quantities.

Products and Services

Initially we intend to import high-end handmade lace wigs and hairpieces manufactured overseas, as well as other beauty supplies and accessories, into the United States.  These wigs and hairpieces will initially be sold in the greater Washington, D.C. metropolitan area through beauty supply stores, hair salons and independent hair stylists; nationwide will sell them directly to the consumer through our website www.swchinaimports.com, which is currently under development.

We will also be offering free training to our future network of beauty supply stores, hair salons and independent hair stylists.  This training will include general education about lace wigs, how to apply the lace wig on their clients’ head correctly, and how to properly care for the lace wig.  The planned training courses will be offered through interactive on-line classes and prerecorded DVDs.

Lace Wigs and Hairpieces

The lace wigs and hairpieces we will be importing from China and South Korea will primarily be made from human hair and will be fully customizable.  Our customers will be able to choose the style, color, length, size, density and texture of each wig or hairpiece.  The wigs and hairpieces will be made by hand-tying the human hair into a lace sheet in a manner so that when it is properly attached to the customer’s head it will create an invisible hairline.

Future Products

Once we are successful in securing reliable and price competitive sources of high-end handmade wigs and hairpieces and develop a sizeable network of beauty supply stores, hair salons, and independent hair stylists, we intend to expand our product line to include a comprehensive high-end line of hair extensions as well as complementary shampoos and conditioners specially formulated for wigs and hairpieces.

Proposed Milestones to Implement Business Operations

The following milestones are based on estimates made by our management team.  The working capital requirements and the projected milestones are approximations and are subject to adjustments.  Our initial baseline budget is based on our internal projections on minimal capital needs of $125,000 over the next 12 months.  Presently we are seeking additional sources of financing to commence execution of our business plan.  There is no assurance that we will be able to secure this financing, or if available, on terms that will be acceptable to us.

We estimate generating initial revenues approximately nine to ten months following receipt of adequate funding.  We plan to complete our milestones as follows:

0 - 2 Months

We will establish a formal relationship with a quality manufacturer of custom handmade lace wigs and hairpieces in either China or South Korea.  Our initial inventory purchase order will be for approximately $50,000 in product.  In order to minimize our start-up costs during this period, our treasurer and secretary, Jae Hwang, has agreed to allow us to continue using a portion of his personal offices as our corporate headquarters until we receive our initial inventory and are required to lease warehouse space.

3 – 5 Months

While our initial inventory purchase order is being fulfilled and shipped to us via container ship, we will start formalizing reseller relationships with beauty supply stores, hair salons, and independent hair stylists throughout the greater Washington, D.C. metropolitan area.  Concurrently, we will complete the development of our beta website (www.swchinaimports.com) to enable on-line purchases of our handmade wigs and hairpieces; the website will not go “live” until our inventory has been received and is ready for shipment to the retail consumer.  We anticipate spending approximately $20,000 to accomplish these milestones ($15,000 on purchasing computers, servers and furthering the website development, and $5,000 in general expenses associated with securing reseller relationships).

6 - 8 Months

We will enter into a lease for a small office/warehouse space (~2,000 square feet) in Washington, D.C. and receive our initial inventory of handmade wigs and hairpieces.  Simultaneously we will hire our first outside employee who will be an experienced salesperson in the hair goods industry.  Our salesperson’s focus will be on selling our handmade wigs and hairpieces to local beauty supply stores, hair salons, and independent hair stylists.  We estimate that these activities will cost us an aggregate of approximately $15,000.

9 - 10 Months

We anticipate we will start generating our first revenue around this time frame.  With the generation of initial sales we will hire a part-time (initially) warehouse employee to assist with order fulfillment.

Further, we will embark on a small sales and marketing campaign aimed at building our brand and boosting general awareness of our products.  These activities will include Internet efforts aimed at directing web traffic to our website (www.swchinaimports.com) and in-store displays and promotions.

We estimate that these activities will cost an aggregate of approximately $20,000.

11 - 12 Months

We anticipate we will need to place another purchase order with our selected manufacturer of handmade wigs and hairpieces in order to maintain a sufficient level of inventory.  This purchase order will be similar to the initial order and should be for approximately $50,000.

Note: The amounts allocated to each line item in the above milestones are subject to change without notice.  Our planned milestones are based on the estimated amount of time to complete each milestone following receipt of adequate funding.  Any line item amounts not expended completely as detailed in the milestones above shall be held in reserve as working capital and subject to reallocation as required for ongoing operations.

Long-Term Plan (5 Years)

Over the ensuing five years our growth and expansion efforts will include:

•

Increasing the number of salespersons and warehouse personnel;

•

Expanding the size of our warehouse(s);

•

Expanding into new territories, including Philadelphia, New York and Boston;

•

Formalizing relationships with additional manufacturers in China and South Korea capable of providing us with high-end handmade wigs and hairpieces to insure that we maintain a stable and cost competitive level of inventory;

•

Adding new and innovative products, including a comprehensive high-end line of hair extensions as well as complementary shampoos and conditioners specially formulated for wigs and hairpieces.

We estimate that we will need to raise up to an additional $3 million over the next five years to build-up our inventory levels and achieve the foregoing.

Sales and Marketing

Targeted Resellers

We intend to focus our sales and marketing efforts on selling our high-end handmade wigs and hairpieces in bulk quantities to targeted resellers, particularly:

•

Beauty Supply Stores – We estimate that there are between 5,000 – 6,000 independently owned beauty stores within the United States.  A typical store employees two to five employees and carries a wide variety of beauty products, including hair care, styling, coloring and treatments, ethnic, electrical and mechanical devices, and so forth.  We believe our handmade wigs and hairpieces are a natural inventory item for such a retail outlet and would be an attractive higher margin product for the retailer to carry;

•

Hair Salons – A typical hair salon business provides a variety of hair, face and body treatments to its clients who are predominately women.  Most hair salons are small businesses with two to ten licensed hair stylists, many of whom have a regular group of returning customers.  We anticipate hair salons will be our largest source of sales considering they can directly showcase and promote our handmade wigs and hairpieces to their existing customers, which offers them an excellent avenue to boost the salon’s annual revenues through its already existing customer base; and

•

Independent Hair Stylists – We estimate that approximately half of all hair stylists are independently self-employed and typically work from either their own home or rent space at an existing hair salon.  As with hair salons, independent hair stylists typically have a regular group of returning customers.  Training independent hair stylists in the proper application and benefits of our handmade wigs and hairpieces gives them a unique opportunity to improve the lives of their customers while generating them a secondary source of revenue.

Targeted Consumers

We intend to build our brand and image by targeting the following consumers:

•

African-American Women – Studies show that sales of wigs and hairpieces to African-Americans have increased more than 300% over the past ten years.  We believe we can be successful at building our brand and image within this demographic group.  We intend to put a particular emphasis on African-American women who are 45 years in age and older; and

•

Cancer Patients – We intend to import specialty “Hair Prosthesis” that are designed and constructed for maximum comfort for women and men who have lost most, if not all, of their hair as a side-effect of their chemotherapy cancer treatment.  Not only do these specialty handmade wigs and hairpieces improve the patients’ confidence levels, but their insurance companies oftentimes will reimburse the patient for the purchase of such specialty handmade wigs and hairpieces.

Financing

We presently are exploring various sources of funding, including debt and equity investment.  Without limiting our available options, future financings will most likely require the issuance and sale of additional shares of our common stock.  It is possible that we could also offer preferred stock, warrants, options and/or rights in conjunction with any future financing packages.  However, we can give no assurance that financing will be available to us, and if available to us, in amounts or on terms acceptable to us.  If we cannot secure adequate financing, we may be forced to cease operations and you will lose your entire investment.

It is important to note that as of February 6 , 2013 we had 500,000,000 shares of our common stock issued and outstanding.  Our Articles of Incorporation authorizes us to issue a maximum of 500,000,000 shares of common stock.  In order to continue financing our operations through the issuance and sale of common stock we will need to amend our Articles of Incorporation to increase the number of authorized shares of common stock.  Presently there are no plans to increase the number of authorized shares of common stock, but we cannot give any assurances that we will not increase – possibly significantly – the number of authorized shares of our common stock in the future should the opportunity to secure the additional financing necessary to continue and expand our operations arise.

Government Regulation

There currently are few laws and regulations directly applicable to the importation and sale of wigs and hairpieces (synthetic fiber or human hair).  However, we will be directly subjected to the general controls and import regulations of the United States, which could result in unforeseen delays in receiving our future inventory shipments.  Further, while our intended imported products, high-end handmade wigs and hairpieces manufactured in China and South Korea, are not presently subject to targeted tariffs and import duties, we can give no assurances that the United States government will not implement such targeted tariffs and import duties in the future or ban entirely the importation of wigs and hairpieces from China and/or South Korea, which could have a material adverse effect on our business and force us to cease operations entirely.

Compliance with Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Research and Development Expenditures

We have not incurred any research or development expenditures since our inception on February 23, 2011.

Patents and Trademarks

We do not own nor have we applied, either legally or beneficially, for any patents or trademarks.

Property and Equipment

Our principal executive offices are located at 15800 Crabbs Branch Way, Ste. 310, Rockville, MD  20855.  This office space is being provided to us by our former treasurer and secretary, Jae Hwang, free of charge.  Mr. Hwang remains a shareholder in SW China Imports and, as of February 6 , 2013, owned 39,000,000 shares, or 7.8% of the issued and outstanding shares.

We do not hold ownership or leasehold interest in any property or equipment.

Executive Offices and Telephone Number

Our executive office and main telephone number is currently:

15800 Crabbs Branch Way, Ste. 310

Rockville, MD  20855

Tel: (240) 477-7738

Fax: (240) 715-9116

www.swchinaimports.com

This office space is being provided to us by our former treasurer and secretary, Jae Hwang, free of charge.  Mr. Hwang remains a shareholder in SW China Imports and, as of , 2013, owned 39,000,000 shares, or 7.8% of the issued and outstanding shares.  If Mr. Hwang decides to no longer allow us access to this office space in the future it would force us to seek outside office space elsewhere, potentially at a very high cost.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of the date of this prospectus are as follows:

Name	Age	Position

Seon Won	32	President, Chief Executive Officer, Treasurer, Secretary, and Director (Sole Officer and Director)

Our Board of Directors is comprised of only one class of director.  Each director is elected to hold office until the next annual meeting of shareholders and until his successor has been elected and qualified.  Officers are elected annually by the Board of Directors and hold office until successors are duly elected and qualified.  There are no arrangements, agreements, or understandings between non-management shareholders and management under which non-management shareholders may, directly or indirectly, participate in or influence the management of our business affairs.  The following is a brief account of the business experience of each of our directors and executive officers.  There is no family relationship between any director or executive officer.

Seon Won, is one of our co-founders and has served as our President, Chief Executive Officer and as a Director since our inception in February 2011.  In November 2012, with the resignation of our other co-founder, Jae Hwang, Mr. Won took on the additional officer responsibilities of Treasurer and Secretary.  Presently, Mr. Won is our sole officer and director.

Mr. Won is concurrently working as an independent consultant to The Leading LED, Inc., an importer of electronic commercial signs based on advanced LED technologies.  Mr. Won’s responsibilities with The Leading LED have included establishing a sales and ordering system with the manufacturing plant located in China and training employees on the processes and logistics of ordering and importing products into the United States that were manufactured in China.  Mr. Won began working with The Leading LED in October 2012.

Prior to joining The Leading LED, Mr. Won worked as a store manager at King Beauty, a retail beauty store located in Prince George’s County, Maryland.  At King Beauty, Mr. Won was responsible for overseeing daily financial reports, training new hires, store floor planning and marketing efforts, and driving new sales efforts.  Mr. Won worked at King Beauty between June 2011 and October 2012.

Before co-founding SW China Imports, Mr. Won founded LDA Enterprise, LLC in December 2007, a distributor of high-end handcrafted wigs.  LDA Enterprise was reincorporated as SW Enterprises, LLC in July 2010.  At SW Enterprises Mr. Won’s responsibilities include overseeing the general business development with an emphasis on mergers & acquisitions, cultivating business partnerships, and managing product and marketing initiatives.  Both companies have had nominal business activities and limited revenues.  Concurrently with his duties at SW Enterprises, Mr. Won was a store manager at Pink Beauty, a retail beauty store located in Capitol Heights, Maryland.  He worked at Pink Beauty from September 2007 through June 2011.

Prior to joining Pink Beauty, Mr. Won worked at Beauty Max, a multi-unit beauty products retailer and service provider operating seven locations throughout the Washington, D.C. metropolitan area.  At Beauty Max Mr. Won was responsible for training new employees, overseeing product purchasing and inventory control processes, supervising store renovations and store floor planning, and innovating promotional sales events.  Mr. Won worked at Beauty Max for five years.

Mr. Won is not currently an officer or director of any other reporting company.  Mr. Won intends to devote approximately 50% of his business time to our affairs.

Committees of the Board of Directors

Our Board of Directors presently does not have any active committees.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers from inception on February 23, 2011 through December 31, 2012.  Our fiscal year end is December 31.  No compensation has been paid to our officers from inception on February 23, 2011 through December 31, 2012.  We have no plans to begin paying our officers any cash compensation during the current fiscal year ending December 31, 2013.

Summary Compensation Table

(In Thousands of Dollars)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value & Nonqual-ified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Totals ($)

Seon Won, (1) President, CEO, Treasurer, Secretary, Director (Sole Officer and Director)	2012 2011	0 0	0 0	35,400 0	0 0	0 0	0 0	0 0	35,400 0

Jae Hwang, (2) Former Secretary and Treasurer	2012 2011	0 0	0 0	1,230 0	0 0	0 0	0 0	0 0	1,230 0

(1)

Seon Won received 69,200,000 shares of our common stock on February 23, 2011.  These shares were issued as Founder’s Shares, which are recorded with a net valuation of $-0-.  Mr. Won received an additional 227,800,000 shares of our common stock on November 27, 2012 which were valued at $35,400,000, or $0.15 a share, which was the closing price of our common stock as quoted on the OTC Bulletin Board on the same day.  Further, Mr. Won assumed the additional executive officer duties of Treasurer and Secretary on November 13, 2012 and becoming SW China’s sole officer and director.

(2)

Jae Hwang co-founded SW China Imports and served as our Treasurer, Secretary, and a Director from February 2011 (inception) through his resignation from all positions on November 13, 2012.

Mr. Hwang received  30,800,000 shares of our common stock on February 23, 2011.  These shares were issued as Founder’s Shares, which are recorded with a net valuation of $-0-.  Mr. Hwang received an additional 8,200,000 shares of our common stock on November 27, 2012 which were valued at $1,230,000, which was the closing price of our common stock as quoted on the OTC Bulletin Board on the same day.

The following table sets forth information with respect to compensation paid by us to our directors from inception on February 23, 2011 through December 31, 2012.  Our fiscal year end is December 31.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)

Seon Won	0	0	0	0	0	0	0
Jae Hwang (1)	0	0	0	0	0	0	0

(1)

Jae Hwang co-founded SW China Imports and served as our Treasurer, Secretary, and a Director from February 2011 (inception) through his resignation from all positions on November 13, 2012 at which time Seon Won assumed the additional officer responsibilities of Treasurer and Secretary and as of February 6 , 2013 is currently our sole officer and director.

All compensation received by our officers and directors has been disclosed.  There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Employment Agreements

We have not entered into any employment agreements with any of our officers or directors.  As of February 6 , 2013 we had no employees other than those listed above.  All future employment arrangements are subject to the discretion of our Board of Directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Officer Compensation

Seon Won received 69,200,000 shares of our shares of our common stock and Jae Hwang received 30,800,000 shares of our common stock as compensation for their services.  These shares were issued on February 23, 2011 and were issued as Founder’s Shares and recorded as such with a valuation of $-0-.

On November 27, 2012, we issued 227,800,000 and 8,200,000 shares of common stock, $0.0001 par value, to Seon Won and Jae Hwang, respectively, in consideration of their services to us as current and former officers and directors.  We valued these shares at $35,400,000, or $0.15 a share, which was the closing price of our common stock as quoted on the OTC Bulletin Board on the same day.

We have no plans to begin paying our officers any cash compensation during the current fiscal year ending December 31, 2013.

Director Compensation

We have no plans to begin paying our directors any cash compensation until our business becomes operationally profitable.  We may, however, reimburse our directors for any out-of-pocket travel and lodging expenses associated with their attendance of Board meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership as of the date of this prospectus by:

•

each named executive officer;

•

each member of our Board of Directors;

•

each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock; and

•

all of our executive officers and directors as a group.  Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person.

As of the date of this prospectus, we had 500,000,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class (Common)	Shares of Preferred Stock	Percentage of Class (Preferred)

Officers and Directors
Seon Won, Sole Officer and Director	297,000,000	59.4%	-0-	0%

All officers and directors as a group (1 person)	297,000,000	59.4%	-0-	0%

Five Percent Stockholders
Jae Hwang (1)	39,000,000	7.8%	-0-	0%
John Ki (2)	39,010,000	7.8%	-0-	0%
Ben Bailey	39,000,000	7.8%	-0-	0%
M Stocks, LLC (3)	39,000,000	7.8%	-0-	0%

(1)

Jae Hwang co-founded SW China Imports and served as our Treasurer, Secretary, and a Director from February 2011 (inception) through his resignation from all positions on November 13, 2012 at which time Seon Won assumed the additional officer responsibilities of Treasurer and Secretary and as of the date of this prospectus is currently our sole officer and director.

(2)

John Ki provides us with legal services.

(3)

Joon Yoon has voting and dispositive power of the securities held by the selling stockholder.

DESCRIPTION OF SECURITIES

Common Stock

Our Articles of Incorporation authorize us to issue up to 500,000,000 shares of common stock, $0.0001 par value.  Each holder of our common stock is entitled to one (1) vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors.  Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.  All shares of our common stock are entitled to share equally in dividends from sources legally available when, and if, declared by our Board of Directors.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders.  However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that our Board of Directors may decide to issue in the future.

As of the date of this prospectus we had 500,000,000 shares of common stock issued and outstanding.

Preferred Stock

Our Articles of Incorporation authorize us to issue up to 50,000,000 shares of preferred stock, $0.0001 par value.  Our Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms.  We believe that the Board of Directors’ power to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing or acquisition transactions in the future.  The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders.  The presence of outstanding preferred stock could also have the effect of delaying, deterring or preventing a change in control of our company.

As of the date of this prospectus we had no shares of preferred stock issued or outstanding.  Further, we have no present plans to issue any shares of preferred stock.

Dividend Policy

We have never declared or paid cash dividends.  We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.  Any payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions, and other factors deemed relevant by our directors.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our stock or any rights convertible or exchangeable into shares of our stock.

Listing

Our common stock is quoted on the OTC Bulletin Board under the symbol “SWCI”.

Transfer Agent

VStock Transfer, LLC

77 Spruce Street, Suite 201

Cedarhurst, NY  11516

(212) 828-8436 Phone

(646) 599-1296 Fax

www.VStockTransfer.com

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

We are currently operating out of office space which is being provided to us by our former Treasurer and Secretary, Jae Hwang, free of charge.  Mr. Hwang remains a shareholder in SW China Imports and, as of February 6 , 2013, owned 39,000,000 shares, or 7.8% of the issued and outstanding shares.  If Mr. Hwang decides to no longer allow us access to this office space in the future it would force us to seek outside office space elsewhere, potentially at a very high cost.

In addition, Mr. Hwang was and remains the sole managing director in the law firm Ki-Hwang, LLC.  Ki-Hwang, LLC is the law firm that rendered the legal opinion associated with this registration statement (Exhibit 5.1), which was provided to us free of charge.  Ordinarily this opinion letter would have otherwise cost us approximately $500.

As of December 31, 2012 , our sole officer and director, Seon Won, had loaned us $39,550 .  This debt is in the form of a non-interest bearing demand loan.  As of  December 31, 2012 this note has accrued  $5,538 in imputed interest that has been recorded in the financial statements as additional paid-in capital.

Further, we rely especially heavily on Mr. Won’s knowledge and vast experience in the beauty supply industry.  Mr. Won presently spends approximately 50% of his professional time on our business.  We have not formulated a plan to resolve any possible conflict of interest with his other competing business activities, which happen to be in the same industry.  Significant potential conflicts include the possibility of Mr. Won’s suppliers entering into exclusivity arrangements with his outside business interests and/or providing his outside business interests with terms that are more favorable than they would be willing to provide us.

Other than the foregoing, we do not currently have any conflicts of interest.  We have not yet formulated a policy for handling conflicts of interest.  However, we intend to do so prior to hiring any additional employees.

Share Issuances to Promoters

On February 23, 2011, we issued an aggregate of 100,000,000 restricted shares of common stock, par value $0.0001, to our founding officers, Seon Won and Jae Hwang; Mr. Won and Mr. Hwang received 69,200,000 and 30,800,000 restricted shares, respectively.  This stock was issued as Founder’s Stock and recorded in the financial statements accordingly.

On November 27, 2012, we issued Mr. Won and Mr. Hwang an additional 227,800,000 and 8,200,000 restricted shares of our common stock, respectively.  These shares were valued at $0.15 a share, which was the closing price of our common on the date of issue.  Hence, Mr. Won’s issuance was valued in the aggregate at $34,170,000 and Mr. Hwang’s issuance was valued at $1,230,000.

On February 23, 2011, we issued 5,000,000 restricted shares of our common stock, which were valued at $50,000, or $0.01 a share, to Taurus Financial Partners, LLC (“Taurus”) in conjunction with the execution of a consulting agreement retaining Taurus to:

•

assist us with the formation and early development of our business, including incorporation and formation assistance;

•

undertaking a “going public” initiative seeking a listing on the OTC Bulletin Board;

•

obtaining DTC Eligibility;

•

Preparation of this offering prospectus and related registration statement on Form S-1 (and subsequent amendments); and

•

Continued and ongoing EDGAR filing support and services through December 31, 2012.

On November 27, 2012 we issued Taurus an additional 19,500,000 restricted shares of our common stock as required by provisions within the consulting agreement.  These shares were valued at $0.15 a share, which was the closing price of our common on the date of issue.  Hence, the aggregate value of this issuance to Taurus was $2,925,000.

As of the date of this prospectus, and because of their positions and involvement in our business organization and development, the following table summarizes our current promoters as defined by Rule 405 of Regulation C and the nature and amount of their compensation:

Promoter Name	Nature of Compensation	Aggregate Valuation ($)
Seon Won, Sole Officer and Director	69,200,000 shares of restricted common stock (2) 227,800,000 shares of restricted common stock	-0- (2) 34,170,000
Jae Hwang (1)	30,800,000 shares of restricted common stock (2) 8,200,000 shares of restricted common stock	-0- (2) 1,230,000
Taurus Financial Partners, LLC	5,000,000 shares of restricted common stock 19,500,000 shares of restricted common stock	50,000 2,925,000

(1)

Jae Hwang co-founded SW China Imports and served as our Treasurer, Secretary, and a Director from February 2011 (inception) through his resignation from all positions on November 13, 2012 at which time Seon Won assumed the additional officer responsibilities of Treasurer and Secretary and as of the date of this prospectus is currently our sole officer and director.

(2)

Issued as Founder’s Shares, which are recorded with a net valuation of $-0-.

As of the date of this prospectus, we have no agreements in place to provide additional compensation to any of the above promoters.

Director Independence

Our common stock current trades on the OTC Bulletin Board (“OTCBB”) under the trading symbol “SWCI”.  The OTCBB does not have any director independence requirements.  In determining whether our directors are independent, we refer to NASDAQ Stock Market Rule 4200(a)(15).  Based on these widely-accepted criteria, we have determined that none of our directors are independent at this time.

No member of management is or will be required by us to work on a full time basis.  Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business.  As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his/her fiduciary duties to us.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, New York Stock Exchange (NYSE), American Stock Exchange (AMEX), and NASDAQ Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance.  These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the NASDAQ Stock Market.  Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because none of our directors are independent directors, we do not currently have independent audit or compensation committees.  As a result, these directors have the ability, among other things, to determine their own level of compensation.

Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required.  However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002.  The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers.  The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

LEGAL PROCEEDINGS

No officer, director, or persons nominated for these positions, and no promoter or significant employee (current or former) of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.  We are not aware of any pending or threatened legal proceedings involving SW China Imports, Inc.

During the past ten (10) years, Seon Won has not been the subject of the following events:

1)

Any bankruptcy petition filed by or against any business of which Mr. Won was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time;

2)

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding;

3)

An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Mr. Won’s involvement in any type of business, securities or banking activities; and

4)

Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Our financial statements included in this prospectus and the registration statement have been audited by M&K CPAS, PLLC, Independent Registered Public Accounting Firm, of Houston, Texas to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The Ki-Hwang, LLC, Attorneys and Counselors at Law, our legal counsel, has provided an opinion on the validity of our common stock.  We retained their counsel solely for the purpose of providing this opinion and have not received any other legal services from this firm.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws.  We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

REPORTS TO SECURITY HOLDERS

We are currently subject to the reporting and other requirements of the Exchange Act and will continue to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.  These and other reports made by us – past and future – are currently available at the SEC’s website at www.sec.gov.

FINANCIAL STATEMENTS

Table of Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

SW China Imports, Inc. (A Development Stage Company)

Rockville, Maryland

We have audited the accompanying balance sheets of SW China Imports, Inc. (A Development Stage Company) as of December 31, 2012 and 2011 and the related statements of operations, stockholders’ deficit and cash flows for the year and period then ended and for the period from February 23, 2011 (inception) through December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SW China Imports, Inc. as of December 31, 2012 and 2011 and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ M&K CPAS, PLLC

 www.mkacpas.com

Houston, Texas

February 11, 2013

SW CHINA IMPORTS, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

ASSETS

	12/31/12	12/31/11
Current assets:
Cash and equivalents	$600	$14,773
	600	14,773

Total assets:	$600	$14,773

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

Current liabilities:
Accounts payable	$559	$-
Note payable to stockholder	39,550	35,650
	40,109	35,650

Total liabilities	$40,109	$35,650

Commitments and contingencies	-	-

Stockholders’ (deficit):
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 500,000,000 shares authorized; 500,000,000 and 111,570,000 shares issued and outstanding, respectively	50,000	11,157
Additional paid-in capital	58,954,763	106,172
(Deficit) accumulated during the development stage	(59,044,272)	(138,206)

Total stockholders’ (deficit)	$(39,509)	$(20,877)

Total liabilities and stockholders’ (deficit)	$600	$14,773

The accompanying notes to the financial statements are an integral part of these statements.

SW CHINA IMPORTS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	For the fiscal year ended 12/31/12	For the period from February 23, 2011 (inception) to 12/31/11	For the period from February 23, 2011 (inception) to 12/31/12

Revenues, net	$-	$-	$-

Cost of revenues	-	-	-

Gross profit	-	-	-

Expenses:
General and administrative	617	77	694
Consulting fees	23,464,375	50,000	23,514,375
Legal fees	26,788	82,500	109,288
Accounting fees	6,500	4,000	10,500
Director fees	35,400,000	-	35,400,000
Transfer agent fees	3,727	-	3,727
Total expenses	58,902,007	136,577	59,038,584

(Loss) from operations	(58,902,007)	(136,577)	(59,038,584)

Other income (expense):
Interest expense	(4,059)	(1,629)	(5,688)
Total other income (expense)	(4,059)	(1,629)	(5,688)

Provision for income taxes	-	-	-

Net (loss)	$(58,906,066)	$(138,206)	$(59,044,272)

(Loss) per common share, basic and diluted	$(0.40)	$(0.00)

Weighted average number of common shares outstanding, basic and diluted	147,653,661	110,334,727

The accompanying notes to the financial statements are an integral part of these statements.

SW CHINA IMPORTS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ (DEFICIT)

For the period from February 23, 2011 (inception) to December 31, 2012

Description	Common Stock		Additional Paid-In Capital	Common Stock	(Deficit) Accumulated During the Development Stage	Total
	Shares	Amount		Subscribed

Balance, February 23, 2011 (inception)	-	$-	$-	$-	$-	$-

Issuance of common shares to directors (founder’s shares)	100,000,000	10,000	(10,000)	-	-	-

Issuance of common shares to consultants	10,000,000	1,000	99,000	-	-	100,000

Issuance of common shares for cash	1,570,000	157	15,543	-	-	15,700

Imputed interest on related party loan	-	-	1,629	-	-	1,629

Net (loss) for the period	-	-	-	-	(138,206)	(138,206)

Balance, December 31, 2011	111,570,000	$11,157	$106,172	$-	$(138,206)	$(20,877)

The accompanying notes to the financial statements are an integral part of these statements.

SW CHINA IMPORTS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ (DEFICIT)

For the period from February 23, 2011 (inception) to December 31, 2012

 (continued)

Description	Common Stock		Additional Paid-In Capital	Common Stock	(Deficit) Accumulated During the Development Stage	Total
	Shares	Amount		Subscribed

Balance, December 31, 2011	111,570,000	$11,157	$106,172	$-	$(138,206)	$(20,877)

Issuance of common shares to officers	236,000,000	23,600	35,376,400	-	-	35,400,000

Issuance of common shares for retiring convertible note	1,007,500	101	20,049	-	-	20,150

Issuance of common shares to consultants	156,422,500	15,642	23,447,733	-	-	23,463,375

Rescinding of consulting agreement	(5,000,000)	(500)	500	-	-	-

Imputed interest on related party loan	-	-	3,909	-	-	3,909

Net (loss) for the period	-	-	-	-	(58,906,066)	(58,906,066)

Balance, December 31, 2012	500,000,000	$50,000	$58,954,763	$-	$(59,044,272)	$(39,509)

The accompanying notes to the financial statements are an integral part of these statements.

SW CHINA IMPORTS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	For the fiscal year ended 12/31/12	For the period from 2/23/11 (inception) to 12/31/11	Cumulative from 2/23/11 (inception) to 12/31/12
Cash flows from operating activities:
Net (loss)	$(58,906,066)	$(138,206)	$(59,044,272)
Adjustments to reconcile net (loss) to net cash (used in) operating activities
Common stock issued in connection with services provided by consultants	23,463,375	100,000	23,563,375
Common stock issued to officers	35,400,000	-	35,400,000
Imputed interest on related party loan	3,909	1,629	5,538
Changes in operating assets and liabilities:
Increase (decrease) in accounts payable	709	-	709

Net cash provided (used) by operating activities	(38,073)	(36,577)	(74,650)

Cash flows from financing activities:
Increase in notes payable to a stockholder	18,900	35,650	54,550
Decrease in notes payable to a stockholder	(15,000)		(15,000)
Borrowings on debt	20,000	-	20,000
Proceeds from issuance of common stock	-	15,700	15,700

Net cash provided (used) by financing activities	23,900	51,350	75,250

Net increase (decrease) in cash	(14,173)	14,773	600

Cash – beginning of period	14,773	-	-

Cash – end of period	$600	$14,773	$600

The accompanying notes to the financial statements are an integral part of these statements.

SW CHINA IMPORTS, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

 (continued)

	For the fiscal year ended 12/31/12	For the period from 2/23/11 (inception) to 12/31/11	Cumulative from 2/23/11 (inception) to 12/31/12
Non-cash investing and financing activities:
Issuance of common shares to directors (founder’s shares)	$-	$10,000	$10,000
Conversion of note payable into common stock	20,150	-	20,150
Rescinding of shares	500	-	500

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$-	$-	$-

Income taxes	$-	$-	$-

The accompanying notes to the financial statements are an integral part of these statements.

SW CHINA IMPORTS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

December 31, 2011

NOTE 1 – Summary of Significant Accounting Policies

Organization

SW China Imports, Inc. (“Company” or “SW China Imports”) is a development stage company with minimal operations.  SW China Imports was incorporated under the laws of the State of Nevada on February 23, 2011.  The Company’s business plan calls for the Company to import high-end handmade lace wigs and hairpieces manufactured overseas, as well as other beauty supplies and accessories, into the United States.  SW China Imports intends to sell these products in bulk to beauty supply stores, hair salons, and independent hair stylists.  SW China Imports also intends to sell its products directly to the retail consumer via the Internet.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (US GAAP) for financial information and in accordance with the Securities and Exchange Commission’s (SEC) Regulation S-X.  They reflect all adjustments which are, in the opinion of the Company’s management, necessary for a fair presentation of the financial position and operating results as of and for the fiscal year ended December 31, 2012, the period February 23, 2011 (inception) to December 31, 2011, and for the cumulative period February 23, 2011 (inception) to December 31, 2012.

Use of Estimates

The accompanying financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.  Actual results may vary from these estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.  As of December 31, 2012, the Company had $600 in cash.  There were no cash equivalents as of December 31, 2012.

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements” and ASC 825, Financial Instruments, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value.  A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The estimated fair values of the Company’s financial instruments are as follows:

	Fair Value Measurement at December 31, 2012 Using:

	December 31, 2012	Quoted Prices In Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash and equivalents	$600	$600	$-	$-
	$600	$600	$-	$-

Liabilities
Accounts payable	$559	$559	$-	$-
Note payable to stockholder	39,550	39,550	-	-
	$40,109	$40,109	$-	$-

	Fair Value Measurement at December 31, 2011 Using:

	December 31, 2011	Quoted Prices In Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash and equivalents	$14,773	$14,773	$-	$-
	$14,773	$14,773	$-	$-

Liabilities
Note payable to stockholder	35,650	35,650	-	-
	$35,650	$35,650	$-	$-

Net Loss per Share Calculation

Basic net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period.   Diluted earnings per shares is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  During the the fiscal year ended December 31, 2012 and the period February 23, 2011 (inception) to December 31, 2011 the Company had no dilutive financial instruments issued or outstanding.

Revenue Recognition

For the period February 23, 2011 (inception) to December 31, 2012, we did not realize any revenue.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740, Income Taxes.  Under FASB ASC 740-10-25, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets.  SW China Imports establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about its ability to realize the related deferred tax asset.  Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fiscal Year

The Company elected December 31st for its fiscal year end.

NOTE 2 – Development Stage Activities and Going Concern

The Company is in the development stage and has minimal operations, and as such has devoted most of its efforts since its inception to developing its business plan, issuing common stock, attempting to raise capital, establishing its accounting systems and other administrative functions.  The Company plans on importing high-end handmade lace wigs and hairpieces and other beauty supplies and accessories manufactured in China and South Korea into the United States.  After import, the Company intends to sell its products in bulk to beauty supply stores, hair salons, and independent hair stylists.  The Company also intends to sell its products directly to the retail consumer via the Internet.  Additionally, the Company intends to conduct additional capital formation activities through the issuance of its common stock and to achieve these long-term business growth strategies.

While management of the Company believes that SW China Imports will be successful in its planned operating activities under its business plan and capital formation activities, there can be no assurance that it will be able to successfully execute on either of these or that it will be able to generate adequate revenues to earn a profit or sustain its operations.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United State of America, which contemplate continuation of the Company as a going concern.  The Company has not established a source of revenues sufficient to cover its operating costs, and as such, has incurred an operating loss since its inception.  Further, as of December 31, 2012, the Company had a working capital deficiency of ($39,509).  These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern.

NOTE 3 – Common Stock

The total number of common shares authorized that may be issued by the Company is 500,000,000 shares with a par value of $0.0001 per share.

During the period February 23, 2011 (inception) to December 31, 2012 the Company issued an aggregate of 506,000,000 shares as follows:

•

100,000,000 shares to its officers as Founder’s Shares;

•

10,000,000 shares to consultants for total consideration of $100,000, or $0.01 per share, based on the value of the services performed;

•

1,570,000 shares to investors for $15,700 in cash ($0.01 per share);

•

1,000,000 shares to an investor that has subscribed to pay the Company $10,000 in cash ($0.01 per share);

•

1,007,500 shares to retire an outstanding convertible promissory note aggregating $20,150 in principal and accrued interest ($0.02 per share, which was a fixed conversion price as per the Promissory Note Agreement entered into with M Stocks, LLC on August 29, 2012; as such, no gain or loss was incurred with this issuance);

•

236,000,000 shares to the Company’s officers valued at $35,376,400 ($0.15 per share, which was the closing price of the Company’s stock as reported by the OTC Bulletin Board on the date of issue); and

•

156,422,500 shares to consultants valued at $23,463,375 ($0.15 per share, which was the closing price of the Company’s stock as reported by the OTC Bulletin Board on the date of issue).

On August 6, 2012, after making numerous attempts to collect the cash due for subscribed stock, the Company cancelled and returned to its treasury 1,000,000 shares of its subscribed common stock, $0.0001 par value.

On November 27, 2012, the Company mutually agreed to rescind its consulting agreement with Arctic Eyes, LLC.  Arctic Eyes returned 5,000,000 shares of the Company’s common stock, $0.0001 par value, which was subsequently cancelled by the Company.

As of December 31, 2012, the Company had 500,000,000 shares of its common stock issued and outstanding.

NOTE 4 – Preferred Stock

The total number of preferred shares authorized that may be issued by the Company is 50,000,000 shares with a par value of $0.0001 per share.

As of December 31, 2012, the Company had no shares of its preferred stock issued and outstanding.

NOTE 5 – Income Taxes

The provision (benefit) for income taxes for the period from February 23, 2011 (inception) to December 31, 2012 was as follows, assuming a 35 percent effective tax rate:

	For the period February 23, 2011 (inception) to 12/31/11		For the period February 23, 2011 (inception) to 12/31/12
Current tax provision:
Federal
Taxable income	$-	$

Total current tax provision	$-	$

Deferred tax provision:
Federal
Loss carryforwards	$12,802		$26,376
Change in valuation allowance	(12,802)		(26,376)

Total deferred tax provision	$-		$-

As of December 31, 2012, the Company had approximately $75,359 in tax loss carryforwards that can be utilized in future periods to reduce taxable income through 2031.

The Company provided a valuation allowance equal to the deferred income tax assets for the period from February 23, 2011 (inception) to December 31, 2012 because it is not presently known whether future taxable income will be sufficient to utilize the tax loss carryforwards.

The Company has no uncertain tax positions.

NOTE 6 – Related Party Transactions

As of December 31, 2012, the Company operated out of office space that is being provided to us by our former treasurer and secretary, Jae Hwang, free of charge.  There is no written agreement or other material terms relating to this arrangement.

For the period February 23, 2011 (inception) to December 31, 2012 the Company’s rent expense was zero.  This is because of the short time period and the minimal level of operating activities that have transpired during this period of time.

As of December 31, 2012, the Company had a note payable to a related party stockholder in the amount of $39,550.  This note is payable on demand and is non-interest bearing.  As of December 31, 2012 this note has accrued $5,538 in imputed interest that has been recorded in the financial statements as additional paid-in capital.

NOTE 7 – Note Payable from Non-Related Party

On August 29, 2012, the Company borrowed $20,000 from a non-related party, M Stock, LLC (“M Stock”).  This note payable was for a term of one (1) year, accrued interest a rate of 2% per annum, and was convertible at a fixed rate of $0.02 per share into shares of the Company’s common stock.

On November 27, 2012, M Stock opted to convert this note payable into shares of the Company’s common stock at the predetermined conversion rate of $0.02 a share.  M Stock was subsequently issued 1,007,500 shares of our common stock in exchange for retiring this note payable, inclusive of principal ($20,000) and accrued interest ($150).  No gain or loss was incurred because the fixed conversion price of $0.02 a share was predetermined and within the terms of the Promissory Note entered into on August 29, 2012.

NOTE 8 – Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This update amended explanations of how to measure fair value to result in common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards.  ASU 2011-04 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 with prospective application required.  The adoption of this did not have a material effect on the Company’s financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income.”  This update amended the presentation options in Accounting Standards Codification (“ASC”) 220, “Comprehensive Income,” to provide an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 with retrospective application required.  The adoption of this standard did not have a material effect on the Company’s financial position, results of operations or cash flows.

In September 2011, the FASB issued ASU 2011-08 “Intangibles – Goodwill and Other”.  This new guidance on testing goodwill provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any).  If an entity determines that the fair value of a reporting unit is less than its carrying amount, the two-step goodwill impairment test is not required.  ASU 2011-08 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 with prospective application required.  The adoption of this standard did not have a material effect on the Company’s financial position, results of operations or cash flows.

In December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income” in Accounting Standards Update No. 2011-05.  This update defers the requirement to present items that are reclassified from accumulated other comprehensive income to net income in both the statement of income where net income is presented and the statement where other comprehensive income is presented.  The adoption of ASU 2011-12 is not expected to have a material impact on the Company’s financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, “Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” in Accounting Standards Update No. 2012-02.  This update amends ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment and permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles - Goodwill and Other - General Intangibles Other than Goodwill.  The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance.  The adoption of ASU 2012-02 is not expected to have a material impact on the Company’s financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03.  This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114.  The adoption of ASU 2012-03 is not expected to have a material impact on the Company’s financial position or results of operations.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial statements.

NOTE 9 – Subsequent Events

No other material events or transactions have occurred through the date the financial statements were issued which required recognition or disclosure in the financial statements.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses to be paid in connection with the common stock being registered, all of which will be paid by us in connection with this offering.  All amounts are estimates except for the registration fee.

Accounting and audit fees	$6,000
Legal fees and expenses	5,000
Miscellaneous expenses and fees	500
SEC registration fee	2,214
Printing and reproduction expenses	1,500
Total	$15,214

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including reasonable attorney's fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers or directors under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of securities without registration since inception.

On February 23, 2011, we issued 100,000,000 shares of common stock, $0.0001 par value, to our directors in consideration of their services to us.  Seon Won was issued 69,200,000 shares and Jae Hwang was issued 30,800,000 shares.  We issued these shares as Founder’s Shares.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of Mr. Won’s and Mr. Hwang’s relationships with us, each had access to all relevant information relating to our business and represented that they each had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On February 23, 2011, we issued 5,000,000 shares of common stock to Arctic Eyes, LLC in consideration of its services related to the development of our website and its future marketing requirements.  We valued these services at $50,000, or $0.01 a share.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of its relationship to us, Arctic Eyes had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On February 23, 2011, we issued 5,000,000 shares of common stock to Taurus Financial Partners, LLC in consideration of its services of assisting with the creation and early development of our business, the preparation of this registration statement on Form S-1, and continued EDGAR filing services.  We valued these services at $50,000, or $0.01 a share.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of its relationship to us, Taurus Financial Partners had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On November 27, 2012, we mutually rescinded our Service Agreement with Arctic Eyes, LLC and subsequently cancelled 5,000,000 restricted shares of its common stock, $0.0001 par value.  These shares have been returned to our corporate treasury.

On November 27, 2012, M Stock, LLC opted to convert its promissory note to us into shares of our common stock at the predetermined conversion rate of $0.02 a share.  We issued M Stock, LLC 1,007,500 shares of our common stock and retired the promissory note outstanding to them in the amount of $20,150, inclusive of principal and accrued interest.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of M Stock’s relationship with us, it had access to all relevant information relating to our business and represented that they each had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On November 27, 2012, we issued 227,800,000 and 8,200,000 shares of common stock, $0.0001 par value, to Seon Won and Jae Hwang, respectively, in consideration of their services to us as current and former officers and directors.  We valued these shares at $35,400,000, or $0.15 a share, which was the closing price of our common stock as quoted on the OTC Bulletin Board on the same day.  In connection with this issuance, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of Mr. Won’s and Mr. Hwang’s relationships with us, each had access to all relevant information relating to our business and represented that they each had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

On November 27, 2012, we issued an aggregate of 156,422,500 shares of common stock to the following outside consultants:

Consultant’s Name	Number of Common Shares Issued

Ben Bailey	39,000,000
John Ki	39,000,000
M Stocks, LLC	37,992,500
Taurus Financial Partners, LLC	19,500,000
Jimmy Ahn	15,000,000
Jason D. Brenner	4,930,000
Osmar E. Chanquin	1,000,000

We valued these shares at $23,463,375, or $0.15 a share, which was the closing price of our common stock as quoted on the OTC Bulletin Board on the same day.  In connection with these issuances, we relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.  By virtue of their relationships with us, each consultant had access to all relevant information relating to our business and represented that it had the required investment intent.  In addition, the securities issued bore an appropriate restrictive legend.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibit

3.1 (1)	Articles of Incorporation
3.2 (1)	Bylaws
5.1	Legal Opinion of Ki-Hwang, LLC, Attorneys and Counselors at Law
23.1	Consent of M & K CPAS, PLLC, Independent Registered Public Accounting Firm
23.2	Consent of Legal Counsel (contained in exhibit 5.1)

(1)

Incorporated by reference to registration statement (Registration No. 333-173873) on Form S-1 filed on
May 3, 2011.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

a)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c)

Include any additional or changed material information on the plan of distribution.

2)

To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3)

To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remains unsold at the termination of the offering.

4)

For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a)

Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

b)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

d)

Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in  the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on the  11th day of February , 2013.

SW CHINA IMPORTS, INC.

By:

/s/ Seon Won

Seon Won

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the listed capacities on February 11, 2013 :

By:

/s/ Seon Won

Seon Won

President, Chief Executive Officer,

Principal Executive Officer, Treasurer,

Principal Financial Officer, Secretary and Director

(Sole Officer and Director)

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